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
               HADRON, INC. AND SUBSIDIARIES
          COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                    Three Months Ended
                                                     September  30,

                                                    1995          1994
                                                 -----------  -----------


 Income (loss) before extraordinary gain             $30,502    ($278,490)

 Extraordinary gain on extinguishment of debt              -     2,718,418
                                                 -----------   -----------

 Net Income                                          $30,502    $2,439,928
                                                  ==========    ==========

 Weighted average shares of common stock           1,497,329     1,492,660
 outstanding

 Weighted average affect of common stock              73,072             -
 equivalents
                                                 -----------   -----------

 Weighted average shares outstanding               1,570,401     1,492,660

                                                 ===========   ===========

 Income (loss) before extraordinary gain per
   common share and common share equivalent            $0.02       ($0.19)

 Extraordinary gain on extinguishment of debt
 per common share and common share equivalent              -         $1.82

                                                 -----------   -----------

 Net income per common share and common share
 equivalent                                            $0.02         $1.63
                                                  ==========    ==========

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